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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K
                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported)    May 17, 2000

                             Resource America, Inc.
             (Exact name of registrant as specified in its charter)

     Delaware                          0-4408                   72-0654145
(State of or other                   (Commission             (I.R.S. Employer
jurisdiction of incorporation)       File Number)           Identification No.)


              1521 Locust Street, 4th Floor, Philadelphia, PA 19102 (Address of principal executive offices) (Zip code)

Registrant's telephone number, including area code:  (215) 546-5005


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Item 5  Other Events

         On May 17, 2000, the Company and its wholly-owned subsidiary, FLI Holdings, Inc., entered into an agreement with European American Bank and AEL Leasing Co., Inc., both subsidiaries of ABN AMRO Bank N.V., providing for AEL Leasing's purchase of all of the outstanding capital stock of Fidelity Leasing, Inc., the Company's commercial equipment leasing subsidiary. The total consideration will be approximately $151 million, including repayment of intercompany indebtedness.

         The purchase price will be payable in cash at closing, except for an estimated $10 million that will be paid by a promissory note. The principal balance of the promissory note will be equal to Fidelity Leasing's net investment in lease receivables that are aged more than 90 days, are on Fidelity Leasing's credit watch list or have an outstanding balance of $200,000 or more and would be risk rated "not pass" under the purchasers' credit policies. The note will be payable to the extent that payments are received on these lease receivables.

         Consummation of the transaction is subject to a number of conditions, including (i) receipt of regulatory approvals, (ii) an audit by Fidelity Leasing's independent accountants of Fidelity Leasing's financial statements as of and for the seven months ended April 30, 2000 disclosing no adverse findings since Fidelity Leasing's financial statements as of and for the six months ended March 31, 2000 and (iii) execution by certain Fidelity Leasing employees of employment agreements. In addition, the stock purchase agreement may be terminated by either purchasers or sellers if the transaction is not consummated by September 30, 2000.

         The stock purchase agreement contains customary representations and warranties from the purchasers and the sellers. The purchasers have agreed to indemnify the Company for losses resulting from a breach of any representation, warranty or covenant given by them in the stock purchase agreement and the sellers (including the Company), in turn, have agreed to indemnify the purchasers against losses resulting from a breach of any representation, warranty or covenant given by them in the stock purchase agreement. The sellers have also agreed to indemnify the purchasers against (i) credit losses, if any, on Fidelity Leasing's existing portfolio of leases over a three year period (excluding leases included in determining the principal amount of the note) to the extent they exceed 1.25% per annum of the outstanding net receivables balance of such leases and (ii) the amount, if any, by which the realization of Fidelity Leasing's lease residuals (excluding leases included in determining the principal amount of the note) is less than 130% of the booked residual values (in the case of fair market value purchase option leases) or 100% of booked residual values (in the case of fixed or capped purchase option leases) for each of the four years following the closing. Of the total consideration received by the Company, $10,000,000 will be held in escrow for four years following closing as security for the sellers' indemnifications.

         Employees of Fidelity Leasing hold options to purchase approximately 15% of Fidelity Leasing's stock. The Company anticipates purchasing these options before closing.

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Item 7  Financial Statements and Exhibits

        (c)  Exhibits

             2 Stock Purchase Agreement dated May 17, 2000 among Resource America, Inc., FLI Holdings, Inc., European American Bank and AEL Leasing Co., Inc.


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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


May 18, 2000                                  RESOURCE AMERICA, INC.

                                              By: /s/ Steven J. Kessler
                                                  ------------------------
                                                  Steven J. Kessler
                                                  Senior Vice President and
                                                  Chief Financial Officer